Exhibit 99.1

RAYMOND L. WOOSLEY, M.D., PH.D. APPOINTED TO ARCA BIOPHARMA BOARD OF DIRECTORS

Broomfield, CO, July 30, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that Raymond L. Woosley, M.D., Ph.D, has been appointed to the Company’s Board of Directors. He will serve on the Compensation and Nominating and Corporate Governance Committees of the Board of Directors.

Dr. Woosley is currently the President, Emeritus, of the Critical Path Institute (C-Path), a non-profit, public-private partnership with the United States Food and Drug Administration, of which he was a founder, and where he served as President, Chief Executive Officer and Chairman of the Board from 2005 to 2011. Since 2012, Dr. Woosley is also the President and Chairman of the Board of the Arizona Center for Education and Research on Therapeutics (AzCERT), an independent, nonprofit research and education organization dedicated to the safe use of medicines.

“We are honored to have Dr. Woosley join the ARCA Board of Directors,” said Dr. Michael R. Bristow, President and Chief Executive Officer of ARCA. “With his extensive expertise and decades-long experience in cardiovascular clinical pharmacology, anti-arrhythmic therapeutics, pharmacogenetic drug development and regulatory science, Dr. Woosley will be a valuable addition to the ARCA Board as we continue the development of Gencaro.”

“I am delighted to join the Board of an organization focused on advancing cardiovascular science and potentially improved medical therapeutics,” said Dr. Woosley. “ARCA’s personalized medicine approach and its comparative effectiveness clinical trial of Gencaro incorporate important aspects of what I believe will be more efficient, informative and effective drug development in the future.”

Since 2001, Dr. Woosley has also been a Professor of Medicine and Pharmacology at The University of Arizona Health Sciences Center, and Professor, Emeritus, since 2012, where he was also Vice President for Health Sciences from 2001 to 2005, and Dean of the College of Medicine from 2001 to 2002. From 1988 to 2000, Dr. Woosley was a professor of pharmacology and medicine at the Georgetown University School of Medicine, where he was also Director of the Institute of Cardiovascular Sciences from 1994 to 2000, and Division Chief, Clinical Pharmacology, in the Department of Medicine from 1988 to 1994. Dr. Woosley earned his Ph.D. in Pharmacology from the University of Louisville, and his M.D. from the University of Miami.

Dr. Woosley is a former member of the National Academy of Science’s Institute of Medicine’s Drug Forum, and his research has been published in over 265 peer-reviewed publications and 50 book chapters.

ARCA also announced that Jean-Francois Formela, M.D., Partner at Atlas Ventures, resigned from the ARCA Board of Directors. Dr. Formela has been a member of ARCA’s Board of Directors since February 2006.

“We thank Jean-Francois for his leadership and service over the past seven years as a Director for ARCA,” said Dr. Bristow. “His experience and insight into the pharmaceutical industry have served the company well and directly contributed to the Company reaching its current state, approaching the launch of GENETIC-AF, our Phase 2B/3 clinic trial of Gencaro.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the Phase 2B portion of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the potential impact of ARCA’s personalized medicine approach to drug development and the comparative effectiveness GENETIC-AF trial, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Derek Cole

Investor Relations Advisory Solutions

720.940.2163, derek.cole@arcabiopharma.com

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